As filed with the Securities and Exchange Commission on November 12, 2024

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

EYENOVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1178401
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

295 Madison Avenue, Suite 2400
New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Eyenovia, Inc. Non-Qualified Stock Option Inducement Award

(Full title of the plan)

Michael Rowe

Chief Executive Officer

295 Madison Avenue, Suite 2400

New York, NY 10017

(833) 393-6684
(Name, address and telephone number, including area code, of agent for service)

Copy:

Megan N. Gates

Julie M. Plyler

Covington & Burling LLP

1 International Place, Suite 1020

Boston, MA 02110

(617) 603-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

Item 1. Plan Information.

A prospectus setting forth the information requested by this Item will be sent or given to recipients of non-qualified stock option inducement awards (the “Inducement Awards”) of Eyenovia, Inc. (the “Company”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such document is not being filed with the Commission as part of this Registration Statement on Form S-8 (the “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424(b) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

A prospectus setting forth the information requested by this Item will be sent or given to recipients of Inducement Awards pursuant to Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such document is not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 18, 2024 (File No. 001-38365), as amended by the Company’s Amendment No. 1 to Annual Report on Form 10-K, filed with the Commission on April 26, 2024;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents referred to in (a) above (other than the portions of those documents not deemed to be filed); and

(c) The description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 31, 2023 (File No. 001-38365).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify any director or officer of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if such person had no reason to believe their conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), however, indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Company’s Third Amended and Restated Certificate of Incorporation, as amended (the “Charter”) and Second Amended and Restated Bylaws (the “Bylaws”) contain provisions that provide for the indemnification of directors and officers consistent with the applicable provisions of the DGCL. If a present or former director or officer successfully defends against any claim subject to indemnification by the Company, they shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

In accordance with Section 102(b)(7) of the DGCL, the Charter provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

The Company has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, provide that the Company will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director, officer, manager, employee, agent or representative of the Company. The indemnification agreements also establish the procedures that will apply in the event a director or executive officer makes a claim for indemnification.

The Company maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on January 29, 2018).

4.2	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1.1 of the Registrant’s Current Report on Form 8-K filed on June 14, 2018).

4.3	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on June 14, 2024).

4.4	Second Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on February 7, 2022).

4.5	Form of Eyenovia, Inc. Inducement Stock Option Award Agreement (incorporated herein by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q filed on November 12, 2024).

5.1*	Opinion of Covington and Burling LLP.

23.1*	Consent of CBIZ, Inc.

23.2*	Consent of Covington and Burling LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

107*	Filing Fees Exhibit.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 12, 2024.

EYENOVIA, INC.

By:	/s/ Michael M. Rowe
Michael M. Rowe
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael M. Rowe and Andrew D. Jones as his or her true and lawful attorney-in-fact, with power of substitution and resubstitution to sign in his or her name, place and stead in any and all such capacities the Registration Statement and any and all amendments and supplements thereto (including post-effective amendments) and documents in connection therewith, and to file the same with the Commission, said attorney to have full power and authority to do and perform, in the name of and on behalf of each such officer and director, every act whatsoever which such attorney-in-fact may deem necessary or desirable to be done in connection therewith, as fully and to all intents and purposes as such officer or director might or could do in person.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael M. Rowe	Chief Executive Officer	November 12, 2024
Michael M. Rowe	(Principal Executive Officer) and Director

/s/ Andrew D. Jones	Chief Financial Officer	November 12, 2024
Andrew D. Jones	(Principal Financial and Accounting Officer)

/s/ Michael Geltzeiler	Director	November 12, 2024
Michael Geltzeiler

/s/ Tsontcho Ianchulev	Director	November 12, 2024
Tsontcho Ianchulev

/s/ Rachel Jacobson	Director	November 12, 2024
Rachel Jacobson

/s/ Charles E. Mather IV	Director	November 12, 2024
Charles E. Mather IV

/s/ Ram Palanki	Director	November 12, 2024
Ram Palanki

/s/ Ellen R. Strahlman	Director	November 12, 2024
Ellen R. Strahlman